Filing 333-148225



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-148225 of Allstate Life of New York Variable Life Separate Account A ("the Account") on Form N-6 of our report dated March 8, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in recognition and presentation for other-than-temporary impairments of debt securities in 2009), relating to the financial statements and the related financial statement schedules of Allstate Life Insurance Company of New York, and to the use of our report dated April 2, 2012 relating to the financial statements of the sub-accounts comprising the Account, appearing in the Statement of Additional Information, which is part of the Registration Statement, and to the references to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 13, 2012